Exhibit 18.1
November 16, 2011
Woodward, Inc.
1000 East Drake Road
Fort Collins, CO 80525
Dear Sirs/Madams:
We have audited the consolidated financial statements of Woodward, Inc. and subsidiaries (the “Company”) as of September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011 included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated November 16, 2011, which expresses an unqualified opinion and includes an explanatory paragraph regarding a change in method of accounting for the non-controlling interest in a subsidiary on October 1, 2009. Note 10 to such consolidated financial statements contains a description of your adoption, during the year ended September 30, 2011, of your change in the date for the annual goodwill impairment test. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.
Yours truly,
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado